Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Preformed Line Products Company’s (the “Company”) Common Shares, par value $2.00 per share (“Common Shares”), are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following summarizes briefly some of the general terms of the Common Shares and does not purport to be complete.  It is subject to and qualified in its entirety by reference to applicable provisions of the Amended and Restated Articles of Incorporation of the Company (the “Articles”) and the Amended and Restated Code of Regulations of the Company, as amended (the “Code of Regulations”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and the Ohio Revised Code.  We encourage you to read the Articles, the Code of Regulations and the applicable provisions of the Ohio Revised Code.

General

The Company is authorized by its Articles to issue 15,000,000 Common Shares.  The Company has not authorized the issuance of any class of preferred shares.  Common Shares are traded on NASDAQ under the ticker symbol “PLPC”.  All of our outstanding Common Shares are fully paid and non-assessable.

Dividend Rights

Holders of the Company’s Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of legally available funds.

Voting Rights

Common Shares possess ordinary voting rights, and each share is entitled to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors.

Liquidation Rights

The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company are entitled to share ratably in any assets remaining after payment in full of all liabilities of the Company.

Certain Provisions of our Code of Regulations

In accordance with the Code of Regulations, our board of directors (the “Board”) is divided into two classes composed of four members each. Each class of directors is elected for a term of two years. Therefore, at each annual meeting of shareholders, only a portion of the Board is up for election. Furthermore, any amendment to the provisions of the Code of Regulations dealing with

(i) classification of the Board or (ii) the removal of any Board members requires the affirmative vote of at least two-thirds of the voting power of the Company.

The Code of Regulations contains provisions relating to shareholder proposed business at an annual meeting of shareholders. In summary, for a shareholder proposed matter to be properly brought before the annual meeting, shareholders must provide the Secretary of the Company written notice of the matter containing the required information not less than 90 and not more than 120 days prior to the one year anniversary of the date of the annual meeting of the previous year.

Ohio Law Anti-Takeover Provisions

The Company is subject to Chapter 1704 of the Ohio Revised Code (the “Ohio Code”), which may have the effect of delaying, discouraging or preventing a change of control involving the Company.

Chapter 1704 of the Ohio Code prohibits certain Ohio corporations from engaging in certain mergers, dispositions and acquisitions of assets, issuances or purchases of securities, liquidations or dissolutions, or reclassifications of the then outstanding shares of such corporation involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power (other than a current 10% shareholder that does not increase its present proportional interest) (an “Interested Shareholder”), unless (i) the applicable transaction is approved by the Board prior to the shareholder becoming an Interested Shareholder, (ii) the acquisition of 10% of the voting power is approved by the Board prior to the shareholder becoming an Interested Shareholder, or (iii) the transaction involves an Interested Shareholder who has been such for at least three years and the transaction is approved by holders of two-thirds of the voting power of the Company (or a lesser proportion provided in the articles of incorporation) and the holders of a majority of the voting power not held by the Interested Shareholder or certain minimum price and form of consideration requirements are met.

Preemptive or Conversion Rights

Holders of Common Shares do not have preemptive rights to purchase, have offered for purchase or subscribe for any of the Company’s Common Shares or other securities of any class, whether now or hereafter authorized.  There are no conversion rights or redemption or sinking fund provisions with respect to Common Shares.